Exhibit 10.43
Executive Form

AMN HEALTHCARE
EQUITY PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
(ADJUSTED EBITDA PERFORMANCE)
THIS PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made this _______________, by and between AMN Healthcare Services, Inc. (the “Company”), a Delaware corporation, and _______________, (the “Grantee”).
W I T N E S S E T H:
WHEREAS, the Company sponsors the AMN Healthcare 2017 Equity Plan (as may be amended from time to time, the “Plan”), and desires to afford the Grantee the opportunity to receive shares of the Company’s common stock, par value $0.01 per share (“Stock”), thereunder, thereby strengthening the Grantee’s commitment to the welfare of the Company and Affiliates and promoting an identity of interest between stockholders and the Grantee.
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.Definitions.
The following definitions shall be applicable throughout the Agreement. Where capitalized terms are used but not defined herein, their meaning shall be that set forth in the Plan (unless the context indicates otherwise).
(a)“Adjusted EBITDA” means for the Company and its wholly owned Subsidiaries on a consolidated basis, net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, stock-based compensation expense, integration expenses, debt refinancing and other corporate reorganizational costs, extraordinary legal costs (including damages, settlements and attorney’s fees), changes in GAAP treatment of revenue/expenses, discontinued operations, goodwill and other identified intangible asset impairments and expenses resulting from severance arrangements with terminated employees, and net income (loss) from discontinued operations, net of taxes.
(b)“Adjusted EBITDA Growth Rate” means, with respect to any calendar year in the Performance Period, the percentage by which the Adjusted EBITDA for such calendar year exceeds the Adjusted EBITDA of the immediately preceding calendar year; provided that if the Adjusted EBITDA for the first or second calendar year in the Performance Period was less than the total dollar amount required to achieve the Threshold Ratio to Adjusted EBITDA Performance Target in Schedule I attached hereto for such year, the Adjusted EBITDA for the first or second calendar year of the Performance Period for purposes of this definition will be deemed to be the lowest dollar amount that was required to achieve the Threshold Ratio to Adjusted EBITDA Performance Target for such year; and provided further that, if the Adjusted EBITDA for such first or second calendar year exceeded the total dollar amount required to achieve the Maximum Ratio to Adjusted EBITDA Performance Target in Schedule I for such year, the Adjusted EBITDA for the first or second calendar year of the Performance Period for purposes of this definition will be deemed to be the lowest dollar amount that was required to achieve the Maximum Ratio to Adjusted EBITDA Performance Target for such year. Notwithstanding the foregoing, unless otherwise determined by the Committee, if the Company (or one of its Subsidiaries) acquires a business during the Performance Period, then, for purposes of calculating the Adjusted EBITDA Growth Rate for 2025 and 2026, the Adjusted EBITDA for the immediately preceding calendar year in the Performance Period shall be adjusted to include the pro-forma Adjusted EBITDA of the acquired business from the time period of one year prior to the acquisition date to the end of the immediately preceding calendar year. Additionally, to determine the EBITDA growth rate for the

Exhibit 10.43
Executive Form
calendar year immediately following the acquisition, the Adjusted EBITDA for the calendar year of the acquisition shall be adjusted to include pro-forma Adjusted EBITDA of the acquired business from January 1st to the day prior to the acquisition date. For the purposes of clarity, unless otherwise determined by the Committee, the performance of any acquisitions made by the Company during 2024 will be not be considered when calculating the Adjusted EBITDA Growth Rate for 2024.
(c)“Affiliate” means (i) any entity that directly or indirectly is controlled by, or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.
(d)“Cause” means (i) the definition of “cause” provided in the employment or severance agreement in effect between the Grantee and the Company or any Affiliate or (ii) if no such agreement exists, then the occurrence of any of the following, as determined by the Company in its reasonable discretion: (A) Grantee’s failure to perform in any material respect his or her duties as an employee of the Company, (B) violation of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Principal Executive Officer (if applicable), and/or Securities Trading Policy, (C) the engaging by the Grantee in willful misconduct or gross negligence which is injurious to the Company or any of its Affiliates, monetarily or otherwise, (D) the commission by Grantee of an act of fraud or embezzlement against the Company or any of its Affiliates, (E) the conviction of the Grantee of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendere with respect to a crime which constitutes a felony or any lesser crime that involves Company property, or (F) violation of any of the restrictive covenants in Section 9 hereof.
(e)“Change in Control” means:
(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
(ii)the sale of all or substantially all of the business or assets of the Company; or
(iii)the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (A) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (B) the Company’s stockholders prior to the Business Combination thereafter cease to beneficially own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), counting for this purpose only voting securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) received by such stockholders in connection with the Business Combination. “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.
(f)“Change in Control Termination” means the occurrence of either of the following events during the Protection Period: (i) the Company’s termination of the Grantee’s Service without Cause (other than due to death or Disability) or (ii) the Grantee’s termination of his or her Service with Good Reason at a time when the Grantee could not have been terminated for Cause.

Exhibit 10.43
Executive Form
(g)“Credited Service” means the performance of Service on a substantially full time basis for a continuous twelve-month period. For this purpose, substantially full time basis shall mean that the Grantee provides regular and recurring services to the Company of at least 32 hours each week. The taking of approved paid time off or legally mandated leave, such as FMLA, does not interrupt this period of Credited Service. Notwithstanding the foregoing, the Committee may treat periods of less than full time employment, in whole or in part, as Credited Service in its sole discretion.
(h)“Disabled” has the meaning set forth in Section 13(c)(ii) of the Plan.
(i)“Good Reason” means (i) the definition of “good reason” provided in the employment or severance agreement in effect between the Grantee and the Company or any Affiliate or (ii) if no such agreement exists, then the occurrence of either of the following without the Grantee’s express written consent: (A) a material reduction in the Grantee’s base salary compared to the base salary in effect on the date immediately prior to the beginning of the Protection Period or (B) relocation of the Grantee’s principal place of employment to a place more than 50 miles from its location as of the date immediately prior to the beginning of the Protection Period.
(j)“Grant Date” means _______________.
(k)“NQDC Plan” means the Company’s 2005 Amended and Restated Executive Nonqualified Excess Plan, as may be amended from time to time.
(l)“Performance Period” means the period of three calendar years beginning January 1, 2024.
(m)“Performance Restricted Stock Unit(s)” or “PRSU(s)” means the performance restricted stock units granted under Section 2.
(n)“Protection Period” means the period beginning on the date that is six (6) months before the effective date of a Change in Control and ending on the second anniversary of the effective date of the Change in Control.
(o)“Retirement” means termination of Grantee’s Service (other than for Cause or due to a Change in Control Termination) on or after attainment of age 55 with at least 15 full years of aggregate Service and provided further that the Grantee does not subsequently obtain employment with another employer. For clarity, only twelve (12) months of continuous Service shall count as a full year of Service for purposes of determining if Grantee is eligible for Retirement.
(p)“Service” means the performance of services for the Company (or any Affiliate) by a person in the capacity of an officer or other employee or key person (including consultants).
(q)“Vesting Date” means the date on which the Grantee has performed three full periods of Credited Service the first period of which shall commence on the Grant Date.
2.Grant of Performance Restricted Stock Units. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee _______________ (the “Target Number”) PRSUs. The Committee will determine the number of PRSUs at the end of the Performance Period (“Actual PRSUs”) or upon a Change in Control in accordance with the performance schedule attached hereto as Schedule I (the “Performance Schedule”), which Actual PRSUs will be subject to additional time-based vesting. The number of Actual PRSUs may be greater or fewer than the Target Number.
3.Vesting Schedule. Except as otherwise set forth in this Agreement or in the Plan, the Actual PRSUs (as determined in accordance with the Performance Schedule) shall vest on the Vesting Date. All PRSUs that do not become Actual PRSUs shall be cancelled and be null and void on

Exhibit 10.43
Executive Form
the date the Committee calculates the Adjusted EBITDA Growth Rate for the last calendar year in the Performance Period, which shall occur within sixty (60) days of the end of the Performance Period (the “Calculation Date”).
4.Settlement and Deferral of PRSUs.
(a)Each vested Actual PRSU entitles the Grantee to receive one share of Stock on the “Settlement Date,” which shall be the later of (i) the Vesting Date (or the Calculation Date, if later than the Vesting Date), and (ii) the end of the deferral period specified by the Grantee. The deferral period shall be no less than four (4) years and five (5) days from the Grant Date. Such deferral election shall be made within 30 days of the Grant Date. Any deferral of the PRSUs shall be subject to the NQDC Plan and the applicable deferral election form.
(b)Shares of Stock underlying the vested Actual PRSUs shall be issued and delivered to the Grantee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Grantee. The shares of Stock delivered to the Grantee pursuant to this Section 4 shall be free and clear of all liens, fully paid and non-assessable. In no event shall fractional shares of Stock be issued.
(c)Until such time as shares of Stock have been issued to the Grantee pursuant to paragraph (b) above, and except as set forth in Section 5 below regarding dividend equivalents, the Grantee shall not have any rights as a holder of the shares of Stock underlying this Grant including but not limited to voting rights.
(d)The Grantee may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any shares of Stock or other property deliverable in respect of a vested Actual PRSU or from any compensation or other amounts owing to the Grantee the amount (in cash, Stock or other property) of any required tax withholding and payroll taxes in respect of such Actual PRSUs vesting or settlement and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(e)Without limiting the generality of clause (d) above, in the Committee’s sole discretion the Grantee may satisfy, in whole or in part, the foregoing withholding liability by having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the settlement of vested Actual PRSUs a number of shares with a Fair Market Value equal to such withholding liability.
5.Dividend Equivalents. If on any date the Company shall pay any cash dividend on shares of Stock of the Company, the number of Actual PRSUs credited to the Grantee pursuant to the Performance Schedule shall, as of such date (or as of the Calculation Date if such dividend occurs before the Calculation Date), be increased by an amount determined by the following formula:
W = (X multiplied by Y) divided by Z, where:
W = the number of additional PRSUs to be credited to the Grantee on such dividend payment date;
X = the aggregate number of PRSUs (whether vested or unvested) credited to the Grantee as of the record date of the dividend (or the Calculation Date, as applicable);
Y = the cash dividend per share amount; and

Exhibit 10.43
Executive Form
Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.
For the avoidance of doubt, no dividend equivalents shall be credited to PRSUs prior to the determination of the number of Actual PRSUs.
6.Termination of Service.
(a)Except as provided below, if the Grantee’s Service terminates for any reason prior to the Settlement Date, then all unvested PRSUs (or all unvested Actual PRSUs, as applicable) shall be forfeited.
(b)If the Grantee’s Service terminates due to Retirement at any time after 6 (six) months from the Grant Date but before the Settlement Date, then provided that the Grantee continuously remains in Retirement status after termination of Service, the Grantee shall continue to vest in all of the Grantee’s unvested PRSUs (or all unvested Actual PRSUs, as applicable) according to the terms of this Agreement as though the Grantee’s Service had not terminated. For clarity, the Grantee’s Actual PRSUs shall be determined at the end of the Performance Period according to the Performance Schedule based on actual performance, and such Actual PRSUs shall be settled at the time specified in Section 4 hereof.
(c)If the Grantee’s Service terminates due to a Change in Control Termination after the Grant Date but before the end of the Performance Period, then on the date of the Grantee’s termination or, if later, on the effective date of the Change in Control, the Actual PRSUs shall be vested and settled according to Section 4 hereof. If the Grantee’s Service terminates due to a Change in Control Termination after the end of the Performance Period but before the Settlement Date, then on the date of the Grantee’s termination (or, if later, on the effective date of the Change in Control), all of the Grantee’s Actual PRSUs shall become immediately vested and settled according to Section 4 hereof.
(d)In the event of the Grantee’s death or if the Committee’s determines, in its sole discretion, that the Grantee has become Disabled, in each case, after the Grant Date and prior to the end of the Performance Period, then, upon the date of the Grantee’s death or the date the Committee determines the Grantee is Disabled (for purposes of this paragraph, the “determination date”), the following percentage of the Target Number of PRSUs shall become immediately vested, be considered Actual PRSUs and, regardless of the Grantee’s deferral election, be settled as soon as reasonably practicable by the Company issuing shares of Stock to the Grantee (or the Grantee’s designated beneficiary or estate executor in the event of the Grantee’s death): the sum of (i) the Actual PRSUs earned with respect to any completed calendar year in the Performance Period as of the determination date, plus (ii) 100% of the Target Number of PRSUs allocated to any calendar year in the Performance Period that has not yet been completed as of the determination date. In the event the Grantee dies or becomes Disabled (as determined by the Committee in its sole discretion) on or after the end of the Performance Period and prior to (or on) the Settlement Date, the Grantee shall be entitled to receive shares of Stock underlying all vested Actual PRSUs, and regardless of the Grantee’s deferral election, the Company, as soon as reasonably practicable, shall issue the applicable number of shares of Stock to the Grantee (or the Grantee’s designated beneficiary or estate executor in the event of the Grantee’s death).
(e)If the Grantee’s Service is terminated by the Company without Cause or by the Grantee for Good Reason, in each case after the Grant Date but before the end of the Performance Period (other than due to a Change in Control Termination), then a pro-rata portion of the PRSUs based on a fraction equal to the number of full calendar months that have elapsed from the first day of the Performance Period through and inclusive of the termination date divided by 36 shall remain eligible to vest at the end of the Performance Period according to the Performance Schedule based on actual performance, and such vested PRSUs shall be settled at the time specified in Section 4 hereof.

Exhibit 10.43
Executive Form
(f)If the Grantee’s employment is terminated due to a reason specified in (b)-(d) above but, after such termination, the Committee determines that it would have had Cause to terminate the Grantee’s Service if all the relevant facts had been known to the Committee as of the date of the Grantee’s termination, then all PRSUs and Actual PRSUs shall immediately be forfeited and cancelled, whether or not vested, as of the date of the Committee’s determination.
7.Company; Grantee.
(a)The term “Company” as used in this Agreement with reference to employment shall include the Company, its Subsidiaries and its Affiliates, as appropriate.
(b)Whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the PRSUs may be transferred by will or by the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
8.Non-Transferability.  The PRSUs granted herein are not transferable by the Grantee other than to a designated beneficiary upon death, by will or the laws of descent and distribution, to a trust solely for the benefit of the Grantee or his/her immediate family or, in the case of the PRSUs being held by such a trust, by the trustee.
9.Forfeiture for Violation of Restrictive Covenants.
(a)Non-Compete. The Grantee agrees that during the term of the Grantee’s employment and for a period of two years thereafter (the “Coverage Period”) the Grantee will not engage in, consult with, participate in, hold a position as shareholder, director, officer, consultant, employee, partner or investor, or otherwise assist any business entity (i) in any State of the United States of America or (ii) in any other country in which the Company (which, for the avoidance of doubt, includes for all purposes of this Section 9 any and all of its divisions, Affiliates or Subsidiaries) has business activities, in either case, that is engaged in (A) any activities that are competitive with the business of providing (I) healthcare or other personnel on a temporary or permanent placement basis to hospitals, healthcare facilities, healthcare provider practice groups or other entities, (II) managed services programs, workforce management systems, workforce consulting services, predictive modeling, staff scheduling, credentialing services, revenue cycle solutions, or language services or (III) healthcare workforce technology platforms, including language services, software-as-a-service vendor management solutions, workforce optimization services, recruitment process outsourcing services, telehealth services, credentialing services, and flex pool management and other outsourced solutions services, or (B) any other business in which the Company is then engaged, in each case, including any and all business activities reasonably related thereto.
(b)Non-Solicit. The Grantee agrees that during the Coverage Period, the Grantee shall not solicit, attempt to solicit or endeavor to entice away from the Company any person who, at any time during the term of the Grantee’s employment was a healthcare professional (including a healthcare executive) of the Company, or an employee, customer, permanent placement candidate, client or supplier of the Company.
(c)Confidential and Proprietary Information. The Grantee agrees that the Grantee will not, at any time make use of or divulge to any other person, firm or corporation any confidential or proprietary information concerning the business or policies of the Company (which includes, for the avoidance of doubt, any and all of its divisions, Affiliates or Subsidiaries). For purposes of this Agreement, any confidential information shall constitute any information designated as confidential or proprietary by the Company or otherwise known by the Grantee to be confidential or proprietary information including, without limitation, customer information. The Grantee

Exhibit 10.43
Executive Form
acknowledges and agrees that for purposes of this Agreement, “customer information” includes without limitation, customer lists, all lists of professional personnel, names, addresses, phone numbers, contact persons, preferences, pricing arrangements, requirements and practices. The Grantee’s obligation under this Section 9(c) shall not apply to any information that (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of the Grantee; or (iii) is hereafter disclosed to the Grantee by a third party not under an obligation of confidence to the Company. The Grantee agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential or proprietary information. The Grantee recognizes that all such information, whether developed by the Grantee or by someone else, will be the sole exclusive property of the Company. Upon termination of employment, the Grantee shall forthwith deliver to the Company all such confidential or proprietary information, including without limitation all lists of customers, pricing methods, financial structures, correspondence, accounts, records and any other documents, computer disks, computer programs, software, laptops, modems or property made or held by the Grantee or under the Grantee’s control in relation to the business or affairs of the Company, and no copy of any such confidential or proprietary information shall be retained by the Grantee.
(d)Forfeiture for Violations. If the Grantee shall at any time violate the provisions of Section 9(a), (b), or (c), the Grantee shall immediately forfeit his/her Actual PRSUs (whether vested or unvested) and any issuance of shares of Stock that occurs after (or within six (6) months before) any such violation shall be void ab initio.
(e)Additional Agreement. For the avoidance of doubt, this Section 9 shall be in addition to and shall not supersede (or be superseded by) any other agreements related to the subject matter of this Section 9 contained in any confidentiality agreement, noncompetition agreement or any other agreement between the Grantee and the Company.
10.Rights as Stockholder.  The Grantee or a transferee of the Actual PRSUs shall have no rights as a stockholder with respect to any share of Stock covered by the Actual PRSUs until the Grantee shall have become the holder of record of such share of Stock and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Stock for which the record date is prior to the date upon which Grantee shall become the holder of record thereof.
11.Successor. The obligations of the Company under this Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of the Grantee’s rights under this Agreement in any agreement or plan that it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
12.Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered by hand, by mail or electronic transmission (with confirmation of transmission) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed or e-mailed to the Grantee at the Grantee’s address or e-mail as recorded in the records of the Company.

Exhibit 10.43
Executive Form
13.No Right to Continued Employment.  This Agreement shall not be construed as giving the Grantee the right to be retained in the employ or service of the Company, a Subsidiary or an Affiliate. Further, the Company or an Affiliate may at any time dismiss the Grantee or discontinue any consulting relationship, free from any liability or any claim under this Agreement, except as otherwise expressly provided herein.
14.Binding Effect. Subject to Section 8 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
15.Amendment of Agreement. The Committee may, to the extent consistent with the terms of this Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any portion of the PRSUs heretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely impair the rights of the Grantee in respect of any PRSUs already granted shall not to that extent be effective without the consent of the Grantee.
16.PRSUs Subject to Plan and NQDC Plan. By entering into this Agreement, the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan and a copy of the NQDC Plan. The PRSUs are subject to the terms of Plan, and the NQDC Plan if the PRSUs are deferred under the NQDC Plan. The terms and provisions of the plans as they may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of either the Plan or the NQDC Plan, the applicable terms and provisions of the applicable plan will govern and prevail.
17.Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

Exhibit 10.43
Executive Form
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMN Healthcare Services, Inc.
By:___________________________________ Name: Title:

By:___________________________________
Name:

Exhibit 10.43
Executive Form
SCHEDULE I – Performance Schedule